UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 22, 2016

Momenta Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50797	04-3561634
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 West Kendall Street, Cambridge, MA	02142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 491-9700

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

O             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

O             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

O             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

O             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 22, 2016, the Board of Directors (the “Board”) of Momenta Pharmaceuticals, Inc. (the “Company”) elected Corey N. Fishman as a director of the Company. Mr. Fishman was elected as a Class I director and will serve until the Company’s 2017 annual meeting of stockholders and until his successor has been duly elected and qualified or until his death, resignation or removal. Mr. Fishman has been appointed to serve on the Audit and Nominating and Corporate Governance Committees of the Board.

Mr. Fishman will participate in the Company’s standard compensation program for non-employee directors, including an aggregate annual retainer of $56,000 for his service as a member of the Board and of the Audit and Nominating and Corporate Governance Committees and an initial award of an option to purchase 33,000 shares of the Company’s common stock (the “Initial Award”). The Initial Award will (i) have an exercise price equal to the closing price per share of the Company’s common stock on the date of grant, (ii) vest and become exercisable with respect to 11,000 shares on the one year anniversary of the grant date and with respect to the remaining shares in equal quarterly installments over the following two years, subject to Mr. Fishman’s continued service to the Company through the applicable vesting date, and (iii) expire on the tenth anniversary of the grant date, subject to certain exceptions set forth in the Initial Award agreement. Mr. Fishman will also have the same right to indemnification by the Company as granted to the Company’s officers and other directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOMENTA PHARMACEUTICALS, INC.

Date: September 23, 2016	By:	/s/ Richard P. Shea
Richard P. Shea Chief Financial Officer (Principal Financial Officer)

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